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                                                                    EXHIBIT 12.3

         UNION OIL COMPANY OF CALIFORNIA AND CONSOLIDATED SUBSIDIARIES
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


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                                                                                           Year ended December 31
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Millions of dollars                                                            1998         1997         1996       1995       1994
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
Earnings from continuing operations                                           $ 152       $  687       $  468      $ 251      $ 111
Provision for income taxes                                                      188          119          302        226        161
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      Earnings subtotal                                                         340          806          770        477        272
Fixed charges included in earnings:
   Interest expense                                                             177          183          279        291        275
   Interest portion of rentals                                                   20           23           40         41         50
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      Fixed charges subtotal                                                    197          206          319        332        325
Earnings from continuing operations
   available before fixed charges                                             $ 537       $1,012       $1,089      $ 809      $ 597
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Fixed charges:
   Fixed charges included in earnings                                           197          206          319        332        325
   Capitalized interest                                                          26           35           15         35         30
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      Total fixed charges                                                     $ 223       $  241       $  334      $ 367      $ 355
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Ratio of earnings from continuing operations
    to fixed charges                                                            2.4          4.2          3.3        2.2        1.7
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(a) Includes pre-tax impairment of:                                             102           69           75        105         71

The ratio of earnings, excluding impairment, to fixed
charges would be:                                                               2.9          4.5          3.5        2.5        1.9

(b) Calculated as one-third of operating rental expense.
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